Exhibit 99.1

FOR IMMEDIATE RELEASE

NTS ANNOUNCES MOVE TO NEW CORPORATE HEADQUARTERS

Lubbock, TX – August 21, 2013 – NTS, Inc., (NYSE MKT: NTS) (NTS.TA) (“NTS” or “the Company”) is pleased to announce its move to the Company-owned Metro Tower building in downtown Lubbock.  Metro Tower is also known locally as the “NTS Tower”, and at 20 stories, it is the tallest building in Lubbock.

On Monday, August 19th, NTS celebrated its move with a grand opening and ribbon cutting event attended by many local officials and members of the city council.

Mr. Guy Nissenson, Chairman, President and CEO of NTS commented, “We are very excited to have this opportunity to move back to downtown Lubbock, to a building that NTS has owned for many years.  As a local company, we are a strong supporter of the revitalization of Lubbock’s downtown area and we believe this is an excellent location for the site of our corporate headquarters.  From an economic standpoint, this move is a good opportunity for us to realize long term cost savings, operational efficiency and also provides us space to grow.  We’re pleased to return to the heart of Lubbock’s vibrant downtown business community.”

The Company’s new corporate address is as follows:

1220 Broadway
Lubbock, Texas 79401

About NTS, Inc.

NTS is a provider of high speed broadband services, including internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana.  NTS' Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available.  The Company currently has operations in Texas, Mississippi and Louisiana and also serves customers in Arizona, Colorado, Kansas, New Mexico and Oklahoma.  For the Company's website, please visit: www.ntscom.com.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@ntscominc.com